Exhibit T3E

CERTIFICATE OF INCORPORATION

OF

SCG (Malaysia SMP) Holding Corporation

FIRST:	The name of the corporation is SCG (Malaysia SMP) Holding Corporation

SECOND:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

THIRD:	The name of the corporation’s initial agent for service of process in the state of Delaware is:

The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801

FOURTH:	The total number of shares which the Corporation shall have authority to issue is One Thousand (1,000) with $.01 par value.

FIVE:	The name and mailing address of the incorporator are as follows:

	Name:	Laura C. Rasmussen
	Mailing Address:	1303 East Algonquin Road
Schaumburg, IL 60196

I, THE UNDERSIGNED, for the purposes of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 27th day of May, 1999.

/s/ Laura C. Rasmussen
Laura C. Rasmussen

STATE OF ILLINOIS	)
	)	ss.
COUNTY OF COOK	)

Subscribed an sworn to before me this
27th day of May, 1999.

/s/ Kathleen M. Amato
Notary Public